EXHIBIT 99.2

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On January 28, 2008, Fred Merger Corp. (“Merger Sub”), a Delaware corporation and wholly-owned subsidiary of Movie Star, Inc. (“Movie Star”) consummated its merger (the “Merger”) with FOH Holdings, Inc. (“FOH Holdings”), a Delaware corporation. As a result, FOH Holdings is now a wholly-owned subsidiary of Movie Star. The Merger was consummated under the terms of the Agreement and Plan of Merger and Reorganization, dated as of December 18, 2006, as amended, by and among Movie Star, Merger Sub and FOH Holdings (the “Merger Agreement”). Following the closing of the Merger, Movie Star changed its name to Frederick’s of Hollywood Group Inc. References contained herein to “Movie Star” refer to “Movie Star, Inc.” prior to the Merger and “Frederick’s of Hollywood Group Inc.” after the Merger.

The following unaudited pro forma condensed consolidated financial statements give effect to the Merger of FOH Holdings, the accounting acquirer, with Merger Sub in a reverse acquisition transaction accounted for as a purchase by FOH Holdings. The unaudited pro forma condensed consolidated balance sheet combines the historical condensed consolidated balance sheets as of January 26, 2008 for FOH Holdings and as of December 31, 2007 for Movie Star and gives effect to the Merger and the other transactions contemplated by the Merger Agreement as if they had occurred on January 26, 2008. The unaudited pro forma condensed consolidated statements of operations for the year ended July 28, 2007 and the six months ended January 26, 2008 give effect to the Merger and the other transactions contemplated by the Merger Agreement as if they had occurred on July 30, 2006. Because FOH Holdings is the accounting acquirer, the pro forma reporting periods have been conformed to FOH Holdings’ reporting periods. The unaudited pro forma consolidated financial statements reflect the following events:

•	the one-for-two reverse stock split effected by Movie Star on January 28, 2008;
•

the issuance to FOH Holdings stockholders of 11,844,591 shares of Movie Star common stock in connection with the Merger, of which 2,368,916 shares, or 20% of the shares issued, are being held in escrow to cover indemnification claims that may be brought by Movie Star for certain matters, including breaches of representations, warranties and covenants of FOH Holdings under the Merger Agreement. Shares remaining in escrow will be released following the 18-month anniversary of the effective time of the Merger, subject to extension under certain circumstances. Similarly, 618,283 shares of Movie Star common stock representing 7.5% of the aggregate number of issued and outstanding shares of Movie Star common stock prior to the effective time of the Merger have been deposited into escrow to cover any indemnification claims that may be brought by FOH Holdings stockholders against Movie Star, which shares will be returned to Movie Star following the 18-month anniversary of the effective time of the Merger, subject to certain conditions and to the extent not used to satisfy these indemnification claims. We have assumed that all of the escrowed shares will be returned to their respective parties;

•

the issuance of 5,681,819 shares of Movie Star common stock (with a market value of $20.0 million) for cash, of which (i) 752,473 shares of common stock were issued upon exercise of non-transferable subscription rights to purchase shares of common stock at a subscription price of $3.52 per share (the “rights offering”) and (ii) 4,929,346 shares of common stock not subscribed for in the rights offering were purchased at the same subscription price by the standby purchasers pursuant to the terms of the standby purchase agreement (“standby purchase”);

•

the issuance of warrants to purchase an aggregate of 596,591 shares of our common stock (“guarantor warrants”), or 10.5% of the total number of shares offered in connection with the rights offering and standby purchase; and

•	the conversion of $7.5 million of FOH Holdings’ long-term debt into 3,629,325 shares of Series A 7.5% Preferred Stock that are convertible into 1,512,219 shares of Movie Star common stock.

The Merger will be accounted for using the purchase method of accounting as a reverse acquisition. As such, Movie Star will be treated as the accounting acquiree. The pre-acquisition financial statements of FOH Holdings will be treated as the historical financial statements of the combined company and Movie Star’s historical stockholders’ equity will not be carried forward to the merged company as of the date of the Merger. The fair value of Movie Star’s assets and related assumed liabilities are based on preliminary estimates. Additional analysis will be required to determine the fair value of Movie Star’s assets and assumed liabilities, primarily with respect to intangible assets and certain assumed liabilities. These amounts will change from the amounts shown based on the final valuations. We do not expect the final allocation of the acquisition consideration to result in significant differences from the pro forma amounts reflected in the unaudited pro forma consolidated financial statements. Included in the consideration being paid is an estimated $3,100,000 in transaction costs that are being capitalized.

The unaudited pro forma financial statements are based on assumptions that Movie Star and FOH Holdings believe are reasonable under the circumstances and are intended for informational purposes only. They are not necessarily indicative of our future financial position or results of operations or of the financial positions or results of operations that would have actually occurred had the acquisition of Movie Star taken place as of the dates or for the periods presented. These unaudited pro forma consolidated financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements, including related notes covering the relevant periods, for each of Movie Star and FOH Holdings.

Included in the Movie Star historical financial statements are material non-recurring items that consist of:

•

Merger-related fees of $2,391,000 and $917,000 for the year ended June 30, 2007 and the six months ended December 31, 2007. Included in the Merger-related fees are legal fees, accounting costs for due diligence and for the year ended June 30, 2007, costs associated with Movie Star’s financial advisor, which included the issuance of a fairness opinion to Movie Star’s special committee. These fees are being expensed as a result of the Merger being treated as a reverse acquisition.

•

Movie Star recorded a gain on the sale of property, plant and equipment of $496,000 for the year ended June 30, 2007, which resulted primarily from the sale of its closed distribution facility in Petersburg, Pennsylvania. On October 17, 2006, the transaction was completed for approximately $683,000 in cash. As a result of this transaction, a gain of approximately $482,000 was recorded, net of related costs.

In addition, the following non-recurring expenses attributable to the transactions contemplated by the Merger Agreement have been excluded from the unaudited pro forma condensed consolidated statements of operations. These items consist of:

•

a grant to Performance Enhancement Partners, LLC, on the closing date of the Merger, of non-qualified options to purchase 137,500 shares of Movie Star common stock at an exercise price equal to the fair market value of a share of Movie Star common stock on the grant date. These options will vest within one year of the closing date of the Merger;

•	the issuance of 24,194 shares of Movie Star common stock to Thomas Rende, Chief Financial Officer of Frederick’s of Hollywood Group Inc., on the closing date of the Merger;

•

grants to Saul Pomerantz, Chief Operating Officer of the Movie Star Division, and Thomas Rende, on the closing date of the Merger, of non-qualified options to purchase 210,000 and 78,750 shares of Movie Star common stock, respectively, at an exercise price equal to the fair market value of a share of Movie Star common stock on the grant date. These options are fully vested and exercisable; and

•	cash awards to be paid to senior executives within 90 days of the closing date of the Merger totaling $450,000.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of January 26, 2008

(amounts in thousands)

	FOH Holdings	Movie Star	Pro forma Adjustments		FOH Holdings and Movie Star Pro Forma Consolidated
Assets:
Current Assets
Cash and equivalents	$2,035	$215	$19,300	(a)	$21,550
Accounts receivable	1,170	10,018	(971	)(b)	10,217
Merchandise inventories	21,274	10,729	293	(b)(c)	32,296
Prepaid expenses and other current assets	8,059	223	(4,100	)(a)(d)	4,182
Deferred income tax assets	1,133	1,322	(1,322	)(d)	1,133
Total current assets	33,671	22,507	13,200		69,378
Property, plant and equipment, net	20,251	1,156	644	(c)	22,051
Goodwill	6,678	537	9,666	(d)	16,881
Intangibles and other assets	19,228	4,742	4,204	(d)(e)	28,174
Total Assets	$79,828	$28,942	$27,714		$136,484
Liabilities and Shareholders’ Equity:
Current Liabilities:
Revolving line of credit and term loans	$15,791	$11,328	$—		$27,119
Current portion of long-term debt	—	58	—		58
Accounts payable and accrued expenses	26,089	3,213	(989	)(b)(c)	28,313
Total current liabilities	41,880	14,599	(989)		55,490
Deferred rent	3,482	228	(228	)(c)	3,482
Long-term debt	19,692	—	(7,500	)(f)	12,192
Other	—	76	—		76
Deferred income tax liabilities	8,369	—	1,800	(g)	10,169
Total Liabilities	73,423	14,903	(6,917)		81,409
Series A preferred stock	—	—	7,500	(f)	7,500
Total shareholders’ equity	6,405	14,039	27,131	(a)	47,575
Total Liabilities and Shareholders’ Equity	$79,828	$28,942	$27,714		$136,484

See Accompanying Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the year ended July 28, 2007

(amounts in thousands, except per share amounts)

	FOH Holdings	Movie Star	Pro forma Adjustments		FOH Holdings and Movie Star Pro Forma Consolidated
Net sales	$155,238	$63,493	$(3,201	)(h)	$215,530
Cost of goods sold	90,201	43,144	(3,091	)(h)	130,254
Gross profit	65,037	20,349	(110)		85,276
Selling, general and administrative expenses	61,996	17,434	1,658	(h)	81,088
Merger-related fees	—	2,391	—		2,391
Gain on sale of property, plant and equipment	—	(496)	—		(496)
Operating income	3,041	1,020	(1,768)		2,293
Interest expense, net	2,093	604	(608	)(i)	2,089
Income before income taxes and discontinued operations	948	416	(1,160)		204
Income tax provision	548	270	(818	)(j)	—
Income from continuing operations	$400	$146	$(342)		$204
Income from continuing operations		$146			$204
Less: Preferred stock dividends		—			(563	)(k)
Income (loss) available to common shareholders		$146			$(359)
Basic net income (loss) per share		$0.02			$(0.02)
Diluted net income (loss) per share		$0.02			$(0.02)
Weighted average shares outstanding – basic		8,045			23,567	(k)
Weighted average shares outstanding – diluted		8,336			23,567	(k)

See Accompanying Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the six months ended January 26, 2008

(amounts in thousands, except per share amounts)

	FOH Holdings	Movie Star	Pro forma Adjustments		FOH Holdings and Movie Star Pro Forma Consolidated
Net sales	$78,727	$29,674	$(1,995	)(h)	$106,406
Cost of goods sold	46,984	20,357	(1,951	)(h)	65,390
Gross profit	31,743	9,317	(44)		41,016
Selling, general and administrative expenses	36,824	9,206	587	(h)	46,617
Merger-related fees	—	917	—		917
Operating loss	(5,081)	(806)	(631)		(6,518)
Interest expense, net	1,267	309	(300	)(i)	1,276
Loss before income taxes	(6,348)	(1,115)	(331)		(7,794)
Income tax benefit	—	(446)	446	(j)	—
Net loss	$(6,348)	$(669)	$(777)		$(7,794)
Net loss		$(669)			$(7,794)
Less: Preferred stock dividends		—			(281	)(k)
Loss available to common shareholders		$(669)			$(8,075)
Basic net loss per share		$(0.08)			$(0.34)
Diluted net loss per share		$(0.08)			$(0.34)
Weighted average shares outstanding – basic		8,220			23,742	(k)
Weighted average shares outstanding – diluted		8,220			23,742	(k)

See Accompanying Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

(amounts in thousands, except where the context indicates otherwise)

(a)	Stockholders’ Equity: Stockholders’ equity is computed as follows:

Equity portion of the purchase price (note d)	$22,870
Cash raised from rights offering and standby purchase	20,000
Less: Estimated offering issuance costs (of which $1,000 has been paid)	(1,700)
Less: Historical Movie Star equity prior to the transactions	(14,039)
Pro forma adjustment to stockholders’ equity	$27,131

Movie Star raised aggregate gross proceeds of $20 million in cash from the rights offering and standby purchase. Based upon a subscription price of $3.52 per share and gross proceeds of $20 million, Movie Star issued 5,681,818 shares of common stock. The subscription price of $3.52 per share is based upon the average of the per share closing prices of Movie Star common stock for the 20 trading days ending on November 26, 2007 less a 15% discount.

(b)	Intercompany Transactions: The following represents the pro forma adjustments to eliminate the impact of intercompany sales between FOH Holdings and Movie Star:

Accounts Receivable: Elimination of receivable due to Movie Star from FOH Holdings	$(971)
Inventory: Elimination of intercompany profit included in FOH Holdings inventory	(250)
Inventory: Intercompany timing difference	49
Accounts Payable: Elimination of accounts payable due from FOH Holdings to Movie Star	922
$(250)

In the normal course of business, Movie Star sells apparel goods to FOH Holdings. The adjustments reflected above are to eliminate the impact of these intercompany sales on the unaudited pro forma condensed consolidated balance sheet. In addition, the unaudited pro forma condensed consolidated statements of operations reflect the elimination of $3,201and $1,995 of sales from Movie Star to FOH Holdings during the year ended July 28, 2007 and the six months ended January 26, 2008, respectively, as well as the elimination of $250 of profit included in FOH Holdings’ ending inventory as of January 26, 2008.

(c)	Net Tangible Assets: The following represents the estimated purchase accounting adjustments attributable to net tangible assets resulting from the transactions contemplated by the Merger Agreement:

Inventory	$494
Property, plant and equipment	644
Deferred rent – short term	67
Deferred rent – long term	228
$1,433

The purchase accounting adjustment to inventory is to adjust the inventory to fair value less the estimated selling and distribution costs plus a normal profit margin. The purchase accounting adjustment to property, plant and equipment primarily relates to the step-up of land and a building. The adjustment to deferred rent is to eliminate the historical deferred rent recorded by Movie Star due to the application of purchase accounting.

(d)

Goodwill and Intangible Assets: A preliminary allocation of the purchase price has been made to the major categories of assets acquired and liabilities assumed in the accompanying pro forma financial statements. Although the final allocation of the purchase price will result in differences from the pro forma amounts included herein, we do not expect the differences to be significant. The following represents the estimated value attributable to goodwill and intangibles resulting from the transactions contemplated by the Merger Agreement:

Fair value of common stock issued (7,896,394 shares of Movie Star common stock issued and outstanding at $2.72 per share)	$21,478
Issuance of 50,000 shares of Movie Star common stock to Performance Enhancement Partners, LLC	155
Estimated transaction costs	3,100
Stock options	1,237
Total purchase price	$25,970
Historical Movie Star net assets acquired	$14,039
Adjustment to historical net assets due to the elimination of intercompany activity (note b)	(250)
Adjusted historical net assets	$13,789
Excess purchase price over adjusted historical net assets acquired	$12,181
Fair Value Adjustments:
Step-up of net tangible assets acquired (see note c)	$(1,433)
Elimination of historical goodwill	537
Record intangible assets (see note e)	(8,300)
To record a valuation allowance against Movie Star’s deferred tax assets: Short term	1,322
To record a valuation allowance against Movie Star’s deferred tax assets: Long term	4,096
Deferred income taxes associated with step-up adjustments (see note g)	1,800
Excess purchase price over fair value of net assets acquired	10,203
Less adjustment to remove elimination of historical goodwill	(537)
Pro forma adjustment to goodwill	$9,666

The fair value of the common stock issued is based upon 7,896,394 issued and outstanding shares of Movie Star common stock as of December 18, 2006, the day prior to the announcement of the execution of the Merger Agreement at a price of $2.72 per share, the average of the closing prices of Movie Star common stock on the two trading days before and two trading days after December 18, 2006.

Upon the closing of the Merger, Performance Enhancement Partners, LLC was awarded 50,000 fully vested shares of Movie Star common stock. The fair value of the shares awarded have been included as a pro forma adjustment to the purchase price and to stockholders’ equity based upon the estimated fair value of the shares on the date of issuance. The fair value of the 50,000 shares issued is $155 based on the closing share price of $3.10 per share on the closing date of the Merger, January 28, 2008.

The purchase price attributable to stock options represents the fair value of Movie Star’s vested and unvested options valued using the Black-Scholes option pricing model as of December 18, 2006, net of the fair value of the Movie Star stock options attributable to future vesting requirements as of the consummation date.

(e)	Intangible and other assets: Represents the establishment of indefinite-lived and definite-lived intangible assets resulting from the transactions contemplated by the Merger Agreement:

Trademark (indefinite-lived)	$4,500
Customer relationships	3,400
Other intangibles	400
Pro forma adjustment to other assets	$8,300

(f)

Long-term Debt: Represents the conversion of $7.5 million of FOH Holdings long-term debt into 3,629,325 shares of Series A 7.5% convertible redeemable preferred stock (“Series A Preferred Stock”) issued upon the closing of the transactions contemplated by the Merger Agreement. This debt was converted utilizing a conversion rate that was based on a pre-reverse split price of $2.0665 per share ($4.133 per share post-reverse split), which represents the average of the per share closing prices of Movie Star common stock for the twenty trading days ending on November 26, 2007. These shares of Series A Preferred Stock are convertible into 1,512,219 shares of common stock at a conversion rate of 1.2 shares of Series A Preferred Stock for each 0.5 share of common stock. The conversion rate equals a conversion price of $4.96 per share, which is a 20% premium to the original price of $4.133 per share. Because the redemption of the Series A Preferred Stock is outside of Movie Star’s control, it is considered to be mezzanine equity and has been recorded separately from stockholders’ equity.

(g)

Deferred income tax liabilities: Represents deferred income taxes corresponding to estimated temporary differences resulting from the transactions contemplated by the Merger Agreement. Deferred income taxes are computed as follows:

Identifiable indefinite lived intangible assets resulting from the transactions (note e)	$4,500
Assumed statutory tax rate	40.0%
Pro forma adjustment to other non-current liabilities for deferred income taxes	$1,800

The deferred income tax liability adjustment has been determined by using the overall assumed statutory tax rate for the year ended July 28, 2007. For purposes of the pro forma financial statements it has been assumed that goodwill is not tax deductible and there is a full valuation allowance on the net deferred tax assets except for those with an indefinite life.

(h)

Sales, cost of goods sold and selling, general and administrative expenses: Reflects the impact of the elimination of intercompany sales activity, the effects of purchase accounting adjustments and adjustments to consulting and compensation expenses.

	Fiscal Year Ended July 28, 2007	Six Months Ended January 26, 2008
Pro forma adjustment to net sales for the elimination of intercompany sales (note b)	$(3,201)	$(1,995)
Pro forma elimination of intercompany profit included in inventory (note b)	110	44
Pro forma elimination of intercompany cost of goods sold, buying and occupancy (note b)	(3,201)	(1,995)
Total pro forma adjustment to cost of goods sold, buying and occupancy	$(3,091)	$(1,951)
Pro forma depreciation of property, plant and equipment	$19	$10
Pro forma amortization of customer relationship intangibles	850	319
Pro forma amortization of other intangibles	100	50
Pro forma elimination of management fee	(200)	(100)
Pro forma adjustment of compensation expense	889	308
Total pro forma adjustment to selling, general and administrative expenses	$1,658	$587

The pro forma adjustment related to the elimination of intercompany profit included in ending inventory is to reverse profit recognized by Movie Star on the sale of inventory to FOH Holdings that had not yet been sold to the end customer.

It has been assumed that the pro forma adjustment to fixed assets relates to land and a building. The building has a weighted average remaining life of 25 years, and the associated depreciation expense would be included in selling, general and administrative expenses. It also has been assumed that the customer relationships and other intangibles will have an estimated life of 10 and 4 years, respectively, and that the amortization expense would be included in selling, general and administrative expenses. There is no amortization expense associated with the trademark because it has an indefinite life and it will be reviewed at least annually for impairment. The customer relationships are being amortized by an accelerated method based upon customer retention rates and other intangible assets are amortized on a straight line basis. Upon the consummation of the transactions contemplated by the Merger Agreement, estimated yearly amortization expense to be recorded for the customer relationships is expected to be as follows: $850, $638, $478, $359, $269, and $806 in total thereafter.

Management fees reflect an adjustment to selling, general and administrative expenses for the elimination of management fees paid by FOH Holdings. All management fee agreements were terminated upon the closing of the Merger.

Compensation expense reflects an adjustment to selling, general and administrative expenses for incremental stock compensation expense to be recorded in connection with the revaluation of Movie Star’s unvested stock options outstanding, additional stock compensation expense for options and restricted stock granted as a result of the Merger, a $100 annual increase in an executive’s salary as a result of the Merger, and additional expenses of $200 for consulting services to be provided by the new Executive Chairman, who began providing services as of January 1, 2007.

(i)

Interest Expense: The pro forma adjustment to interest expense reflects the elimination of FOH Holdings’ interest expense on its $7.5 million of long-term debt that was converted into Series A Preferred Stock in connection with the transactions contemplated by the Merger Agreement. Interest expense incurred on the $7.5 million of long term debt was $608 for the year ended July 28, 2007 and $300 for the six months ended January 26, 2008.

(j)

Income Taxes: For the year ended July 28, 2007 the pro forma adjustment is the utilization of the net operating loss carry forward which eliminated the year’s income tax expense. For the six months ended January 26, 2008, the pro forma adjustment is to eliminate the income tax benefit and to increase the deferred tax assets valuation allowance as a result of the combined company’s pro forma loss.

(k)	Earnings per share: The following is the calculation of the pro forma number of basic and diluted shares:

	Fiscal Year Ended July 28, 2007	Six Months Ended January 26, 2008
Issuance of common stock in connection with the rights offering and standby purchase	5,682	5,682
Issuance of common stock in connection with the Merger (less outstanding shares held in escrow)	9,476	9,476
Issuance of common stock to consultant and executives	364	364
Pro forma adjustment to the number of basic shares outstanding	15,522	15,522
Plus: Historical basic shares outstanding	8,045	8,220
Pro forma basic shares outstanding	23,567	23,742

Pursuant to the escrow agreement, 20% of the shares of Movie Star’s common stock issued to each stockholder of FOH Holdings in connection with the Merger are being held in escrow to cover indemnification claims. These escrowed shares have been excluded from the basic earnings per share calculation because as of the consummation date of the Merger, all of the conditions necessary for the shares to be returned will not have been met.

The pro forma adjustments related to the rights offering and standby purchase reflect the issuance of 5,681,819 shares of Movie Star common stock in connection with the rights offering and standby purchase, and an offering price that is based upon the average of the per share closing prices of Movie

Star common stock for the twenty trading days ending on November 26, 2007 less a 15% discount. Movie Star issued 11,844,591 shares of common stock in connection with the Merger. The basic average shares also have been adjusted for the issuance of 50,000 and 24,194 shares of Movie Star common stock upon the closing of the transactions contemplated by the Merger Agreement to Performance Enhancement Partners, LLC and Thomas Rende, respectively and 290,006 of restricted shares issued to certain executives of FOH Holdings.

The dilutive shares of common stock, the options, the Series A Convertible Preferred Stock and the guarantor warrants were not included in the computation of the diluted net loss per share available to common shareholders on a consolidated basis for the year ended July 28, 2007 and the six months ended January 26, 2008 since their effect would be antidilutive. The income available to common shareholders has been reduced to reflect the 7.5 percent dividends on the Series A Preferred Stock.